EXHIBIT 99.1
Press Release
MARKOS I. TAMBAKERAS JOINS BOARD OF DIRECTORS
OF NEWPORT CORPORATION
Irvine, California – May 27, 2008 – Newport Corporation (NASDAQ: NEWP) announced today that Markos I. Tambakeras has joined the company’s board of directors.
Tambakeras, 57, has more than 30 years of experience in the management of technology companies. Most recently, he was Executive Chairman of Kennametal Inc., a global tooling solutions supplier, from July 2002 to December 2006, and was its President and Chief Executive Officer from July 1999 to December 2005. Prior to joining Kennametal, Mr. Tambakeras spent 19 years with Honeywell International, Inc. in a number of management positions, most recently as President of its Industrial Controls Group. Mr. Tambakeras also serves on the boards of directors of ITT Corporation and Parker-Hannifin Corporation.
Kenneth F. Potashner, chairman of the board of directors of Newport Corporation, said, “We are extremely pleased to have Markos Tambakeras join Newport’s board of directors. He brings a wealth of experience to our board, and his extensive background in international operations will be an invaluable asset to Newport as we continue to expand our global sales and manufacturing infrastructure.”
About Newport Corporation
Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub micron positioning systems, vibration isolation, optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell Microcap Index.
Contact:
Newport Corporation
Charles F. Cargile
Senior Vice President, Chief Financial Officer and Treasurer
(949) 863-3144
E-mail: investor@newport.com
website: www.newport.com
Investor Relations
Dan Peoples
Makinson Cowell (US)
(858) 552-8146
E-mail: dan.peoples@makinson-cowell.com